Knoll

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Knoll Reports Full Year and Fourth Quarter Results

First sequential increase in backlog in 6 quarters as new products begin to impact top line results.

EAST GREENVILLE, PA, February 4, 2010 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2009. Net sales were $183.9 million for the quarter, a decrease of 33.4% from fourth quarter 2008. Operating profit was $11.4 million, or 6.2% of net sales, a decrease of 69.4% from the fourth quarter 2008. Excluding restructuring charges of $3.5 million, adjusted operating profit was $14.9 million during the fourth quarter of 2009, or 8.1% of net sales, a decrease of 61.3% when compared to adjusted operating profit from the fourth quarter of 2008. Net income was $4.0 million, a decrease of 82.4% when compared with the fourth quarter of 2008. Earnings per share was $0.09 for the quarter compared to $0.50 per share in the prior year. Adjusted earnings per share was $0.14 for the quarter compared to $0.52 per share in the prior year.

For the full year, net sales were $780.0 million, a decrease of 30.4% when compared to 2008. Operating profit was $63.5 million, or 8.1% of net sales, a decrease of 56.3% when compared to 2008. Operating profit for the full year of 2009 includes restructuring charges of $12.0 million. Excluding these charges adjusted operating profit was $75.5 million, or 9.7% of net sales, a decrease of 49.7% when compared to the full year 2008 adjusted operating profit. Net income was $27.4 million, a decrease of 67.7% when compared to 2008. Earnings per share was $0.60 for the year compared to $1.82 per share in the prior year. Adjusted earnings per share was $0.77 compared to $1.88 per share in the prior year.

"We ended a difficult year for our industry on a positive note" commented Andrew Cogan, CEO. "Our new product introductions including our award winning Generation by Knoll® chair combined with some stabilization in overall demand helped lead to a double digit sequential increase in backlog as we wrapped up 2009. In the face of a daunting decline in demand this past year we actively scaled our cost structure and continued to generate industry leading levels of operating profitability while making the investments in impactful new designs which we believe positions us well for the decade ahead."

"We were honored to be cited by respondents in Contract magazine's 2009 brand report as the number one brand in the commercial design space that perpetually inspires them. After all, that is the best compliment we could hope for and is what all of us at Knoll aspire to do every day. I want to thank and congratulate all our associates and dealer partners around the world on this special recognition."

Fourth Quarter Results

Fourth quarter 2009 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	12/31/09	12/31/08	Change

Net Sales	$183.9	$276.3	(33.4)%
Gross Profit	62.7	99.5	(37.0)%
Operating Expenses	47.7	60.9	(21.7)%
Restructuring and Other Charges	3.5	1.2
Operating Profit	11.4	37.3	(69.4)%
Adjusted Operating Profit	14.9	38.5	(61.3)%
Net Income	4.0	22.7	(82.4)%
Earnings Per Share - Diluted	.09	.50	(82.0)%
Adjusted Earnings Per Share - Diluted	.14	.52	(73.1)%
Backlog	153.0	201.7	(24.1)%

Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to GAAP earnings per share and GAAP operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $183.9 million, a decrease of $92.4 million, or 33.4%, when compared with the fourth quarter of 2008, representing decreased volume across all product categories and geographies with the largest declines occurring in office systems and in North America.

Backlog of unfilled orders at December 31, 2009 was $153.0 million, a decrease of $48.7 million, or 24.1%, versus the prior year. Backlog of unfilled orders at December 31, 2009 increased $31.3 million, or 25.7%, when compared to September 30, 2009 backlog of unfilled orders of $121.7 million.

Gross profit for the fourth quarter of 2009 was $62.7 million, a decrease of $36.8 million, or 37.0%, from the same period in 2008. Gross margin decreased from 36.0% in the fourth quarter of 2008 to 34.1%. The decrease from the fourth quarter of 2008 largely resulted from price deterioration and the lower absorption of our fixed costs because of our lower sales volumes. The increase in the Canadian dollar also negatively affected our gross margin.

Operating expenses for the quarter were $47.7 million, or 25.9% of net sales, compared to $60.9 million, or 22.0% of net sales, for fourth quarter of 2008. The decrease in operating expenses during the fourth quarter of 2009 was in large part due to decreased spending in conjunction with our lower sales volumes. Lower sales and incentive compensation accounted for $5.5 million of the decrease. In addition, during the fourth quarter of 2008 we incurred a charge of $4.8 million to bad debt expense. During the fourth quarter of 2009 bad debt expense was $1.0 million.

Our operating profit for the fourth quarter of 2009 was $11.4 million, a decrease of $25.9 million, or 69.4%, when compared to the same period in 2008. Operating profit as a percentage of net sales was 6.2%. Operating profit for the fourth quarter of 2009 includes restructuring charges of $3.5 million. Excluding those restructuring charges, operating profit would have been $14.9 million, or 8.1% as a percent of net sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Net income for the fourth quarter 2009 was $4.0 million, or $0.09 earnings per share, as compared to $22.7 million, or $0.50 earnings per share, for the same quarter in 2008.

Full Year Results

2009 financial results highlights follow:
Dollars in Millions Except Per Share Data	Twelve Months Ended		Percent
	12/31/09	12/31/08	Change

Net Sales	$780.0	$1,120.1	(30.4)%
Gross Profit	269.4	395.1	(31.8)%
Operating Expenses	194.0	245.0	(20.8)%
Restructuring and Other Charges	12.0	4.6
Operating Profit	63.5	145.4	(56.3)%
Adjusted Operating Profit	75.5	150.0	(49.7)%
Net Income	27.4	84.9	(67.7)%
Earnings Per Share - Diluted	0.60	1.82	(67.0)%
Adjusted Earnings Per Share - Diluted	0.77	1.88	(59.0)%
Backlog	153.0	201.7	(24.1)%

For the year, net sales totaled $780.0 million a decrease of $340.1 million, or 30.4%, from 2008 net sales of $1.12 billion. The decrease in sales for the year was experienced across all product categories and geographies. The largest declines for the year occurred in office systems and in Europe.

During the full year 2009, gross margin decreased from 35.3% in 2008 to 34.5% in 2009. The largest contributors to this decrease were price deterioration and lower absorption of our fixed costs as a result of our lower sales volumes. Gross profit dollars decreased 31.8% from $395.1 million in 2008 to $269.4 million in 2009.

Operating expenses for 2009 were $194.0 million, or 24.9% of net sales, compared to $245.0 million, or 21.9% of net sales, for 2008. The decrease in operating expenses during 2009 was in large part due to decreased spending in conjunction with our lower sales volumes. Decreased sales and incentive compensation accounted for $23.5 million of the reduction. In addition, decreased bad debt expense and previously implemented cost reduction measures added to the decrease.

Our operating profit for 2009 was $63.5 million, a decrease of $81.9 million, or 56.3%, when compared with the same period in 2008. Operating profit as a percent of net sales was 8.1%. Operating profit for 2009 includes restructuring charges of $12.0 million. Excluding that restructuring charge, operating profit would have been $75.5 million, or 9.7% as a percent of net sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Other income/expense in 2009 included an approximate $6.6 million loss due to foreign currency translation and $0.8 million gain on miscellaneous income. Other income/expense in 2008 included an approximate $2.9 million gain due to foreign currency translation and $0.7 million gain on miscellaneous income.

We generated 2009 net income of $27.4 million, or $0.60 earnings per share, compared to $84.9 million, or $1.82 earnings per share, in 2008.

Annual cash generated from operations in 2009 was $52.9 million, compared to $112.2 million the year before. Capital expenditures in 2009 totaled $13.7 million compared to $18.5 million for 2008. During 2009 the Company repaid $42.0 million of debt. The Company also paid dividends of $8.2 million, $0.12 per share for the first quarter of 2009 and $0.02 per share for the second, third, and fourth quarters of 2009.

"In a year where we experienced over a 30% decline in our revenues we were able to flex our costs and restructure our operations to protect our profitability while concurrently taking actions to reduce our debt below $300 million and preserve our liquidity and capital structure flexibility," stated Barry McCabe, EVP & CFO.

The Company added that on February 3, 2010, its Board of Directors declared a quarterly cash dividend of $0.02 per share payable on March 31, 2010, to stockholders of record on March 15, 2010.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring and other charges. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles adjusted earnings per share to GAAP earnings per share for the periods indicated.

	Three Months Ended December 31,
	2009	2008

Earnings per Share - Diluted	$0.09	$0.50
Add back:
Restructuring and other charges	0.05	0.02

Adjusted Earnings per Share - Diluted	$0.14	$0.52

	Twelve Months Ended December 31,
	2009	2008

Earnings per Share - Diluted	$0.60	$1.82
Add back:
Restructuring and other charges	0.17	0.06

Adjusted Earnings per Share - Diluted	$0.77	$1.88

The following table reconciles adjusted operating profit to GAAP operating profit for the periods indicated.

	Three Months Ended December 31,
	2009	2008

Operating Profit ($mm)	$11.4	$37.3
Add back:
Restructuring and other charges	3.5	1.2

Adjusted Operating Profit	$14.9	$38.5

	Twelve Months Ended December 31,
	2009	2008

Operating Profit ($mm)	$63.5	$145.4
Add back:
Restructuring and other charges	12.0	4.6

Adjusted Operating Profit	$75.5	$150.0

Conference Call Information

Knoll will host a conference call on Thursday, February 4, 2010 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 543-6407

International 617 213-8898

Passcode 13680317

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through February 11, 2010 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 21893125).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Sales	$183,945	$276,286	$780,033	$1,120,147
Cost of sales	121,271	176,825	510,590	725,078

Gross profit	62,674	99,461	269,443	395,069
Selling, general, and administrative expenses	47,724	60,945	193,995	245,032
Restructuring and other charges	3,537	1,193	11,959	4,625

Operating income	11,413	37,323	63,489	145,412
Interest expense	4,181	3,626	13,862	16,289
Other (expense) income, net	(1,297)	1,801	(5,832)	3,679

Income before income tax expense	5,935	35,498	43,795	132,802
Income tax expense	1,907	12,844	16,442	47,890

Net income	$4,028	$22,654	$27,353	$84,912

Earnings per share:
Basic	$.09	$.50	$0.60	$1.82
Diluted	$.09	$.50	$0.60	$1.82
Weighted-average shares outstanding:
Basic	45,514,140	45,247,951	45,403,401	46,570,272
Diluted	45,543,831	45,251,875	45,413,770	46,694,340

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$5,961	$14,903
Customer receivables, net	113,652	126,051
Inventories	79,964	100,225
Prepaid and other current assets	14,300	19,069

Total current assets	213,877	260,248
Property, plant, and equipment, net	135,045	132,168
Intangible assets, net	299,162	299,120
Other noncurrent assets	8,836	6,124

Total Assets	$656,920	$697,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$149	$121
Accounts payable	74,687	78,442
Other current liabilities	78,428	116,457

Total current liabilities	153,264	195,020
Long-term debt	295,156	337,258
Other noncurrent liabilities	118,938	120,763

Total liabilities	567,358	653,041

Stockholders' equity	89,562	44,619

Total Liabilities and Stockholders' Equity	$656,920	$697,660

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2009	2008

Net income	$27,353	$84,912

Cash Flows provided by Operating Activities	52,853	112,224

Cash Flows used in Investing Activities	(14,519)	(18,530)

Cash Flows used in Financing Activities	(51,778)	(92,381)

Effect of exchange rate changes on cash and cash equivalents	4,502	(4,385)

Increase in cash and cash equivalents	(8,942)	(3,072)

Cash and cash equivalents at beginning of period	14,903	17,975

Cash and cash equivalents at end of period	$5,961	$14,903